The Merryvale Group International
                            Private Merchant Bankers
                              Post Office Box 1361
                            Tiburon, California 94920
                          E-mail: merchantbank@aol.com

W.P.  Berini                                          Telephone  (415)  435-2136
President                                             Facsimile  (415)  435-2137

June  21,  2000

e-financial  depot.com
John  Huguet,  CEO
750  West  Pender  Street  #1005
Vancouver,  BC  V6C  2T8
Canada

Dear  John,

It has been a pleasure speaking with you. I look forward to a successful working relationship with e-.financial depot.com. I am optimistic, given your experience and this environment will realize a mutual benefit to our success.

This document shall serve as the agreement between e-financial depot.com, ("EFD") and The Merryvale Group, ("MGI"), whereby MGI agrees to provide consulting services to EFD over the next 120 days (4 months).

-     Scope  of  Services:

     1.     Develop  Phase  1  plan for funding $5,000,000 (Five Million Dollars
            US)  to  be  used  for  expanding  operations/working  capital.
     2. Position the Corporation to begin Phase 2 of funding an additional infusion of Capital, should that become necessary.
     3. Effect a network base in the United States, Canada, Great Britain and Asia.
     4. Perform promotional services as directed by the corporation and mutually agreed upon.
     5. Assist EFD with drafting corporate resolutions, board minutes and shareholder meeting minutes for review by corporate counsel; assist in coordinating shareholder meetings, when applicable.
     6.     Oversee  relations  with  contacts  on  behalf  of  EFD.
     7.     Other  assignments  as  mutually  agreed  upon.

-     Corporate  Goal:

The goal of EFD, is to effect increased revenues consistently over the years to come. MGI is prepared to assist the corporation and its assigns, with achieving this goal. The services outlined herein are directed toward accomplishing Phase 1 and to position the company for Phase 2 funding.

-     Personnel  Assigned  by  MGI:

William Paul Berini, President of The Merryvale Group and Associates will be assigned to provide services to EFD. These services shall include, but are not limited to the contract and maintenance of the Private Equity services for the express purpose of raising a minimum of $5,000,000 (Five Million Dollars US) to fund EFD and its assigns expanding operations.

-     Fees  and  Expenses:

Service for the four-month period shall be an initial disbursement of 25,000 shares of Restricted Reg. 144 Stock OTC BB: "FDPO". It is the policy of The Merryvale Group, to collect a three-month retainer in advance, before work, can begin on any project; subsequently, the agreed upon amount of $15,000 (Fifteen Thousand Dollars US) shall be wired to MGI, (DTC and Wire Instructions to follow.)

Our commission schedule, will be as follows: 5% (Five Percent) of the 1st (Million Dollars US) raised by Merryvale. Compensation on the remaining $4,000,000 (Four Million Dollars US) will be subject to the Lehman Scale, which we employ: 4% of the 2nd Million, 3% of the 3rd Million 2% of the next Million and 1% thereafter.

The  following  will  also  apply:

1. Cash Success Fee. A cash fee of the agreed upon percentages of the funds raised shall be payable to MGI or its assigns out of the proceeds of the Financing. A Cash Fee is payable, by e-financial depot.com on a pro-rata basis according to funds raised.

2. Balance of 50,00 Shares of Commons Stock. The balance of 50,000 (Fifty Thousand) shares of the aforementioned common stock, shall be transferred to Merryvale, at the completion of funding $5,000,000 (Five Million Dollars
     US).

3. Indemnity. E-financial.com or its assigns, agrees to indemnify MGI, its officers, directors and agents, from any claim or damages asserted by third parties, including legal fees, except to the extent that such changes arise solely from the gross negligence or willful malfeasance of MGI.

All expenses above $250.00 will be pre-approved by the corporation. MGI will be reimbursed for all out-of-pocket expenses, reasonable to the performance of services contemplated by this agreement. Budget for such expenses, will be reviewed with the corporation, prior to such expenditure.

-     Terms:

The terms of this agreement shall commence upon receipt of the initial disbursement of stock and cash to The Merryvale Group account(s) at Union Securities and People's Bank. DTC and Wire instructions are as follows:

1.     DTC  #5099
2.     FINS  T006
3.     FOR  THE  ACCOUNT  OF  UNION  SECURITIES  LTD.
4.     FOR  FURTHER  CREDIT  TO  ACCOUNT  #021425U5
5.     MERRYVALE  GROUP  INC.

N.B. THE ABOVE DTC INSTRUCTIONS MUST BE FOLLOWED TO THE LETTER TO AVOID DELIVERY PROBLEMS.

Wire  Instructions:

1.     People's  Bank
2.     850  Main  Street
3.     Bridgeport,  Connecticut  06606
4.     ABA  Bank  Routing  #221172186
5.     For  Further  Credit  to  The  Merryvale  Group  International
6.     Account  #  020  700  7586

MGI would be pleased to provide additional services to GTV, and plans to discuss such requirements with you prior to the expiration date of this agreement.

While there are no guarantees, we believe that with our best efforts, we have access to the markets and investors to complete the aforementioned in the allotted time frame. It is understood that EFD has reasonable expectations to believe the fund raising efforts will be completed in as short a time frame as possible.

We appreciate the opportunity to be of service to EFD in assisting you to reach your financial goals and look forward to a favorable association.

Please indicate your concurrence with this agreement by signing a duplicate copy in the space provided, and completing the appropriate instructions, which will place this agreement in effect.

Sincerely,
The  Merryvale  Group  International     e-financial.com

Agreed  to  this  26th  day  of June, 00     Agreed to this 28th day of June, 00

William  Paul  Berini,  President     John  Huguet,  CEO

By:     /s/  signed     By:     /s/  John  Huguet